Exhibit 99.1
PRESS RELEASE

Investor Relations:	Media: David Fraser
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. (PMI) ANNOUNCES TEMPORARY SUSPENSION OF ITS OPERATIONS IN UKRAINE

NEW YORK, February 25, 2022 – Philip Morris International Inc. (NYSE: PM) announces the temporary suspension of its operations in Ukraine, including at its factory in Kharkiv.
“The safety and security of our colleagues and their families is our primary concern, and we have therefore temporarily suspended our operations in Ukraine,” said Jacek Olczak, chief executive officer. “Our employees are advised to stay at home or in any safe place and follow instructions from local authorities,” he continued. “We will continue to monitor the situation closely.”
In 2021, Ukraine accounted for around 2% of PMI’s total cigarette and heated tobacco unit shipment volume and under 2% of PMI’s total net revenues. The company has one factory and over 1,300 employees in the country, and has contingency plans in place to restart the supply of products once safe conditions allow.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long-term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, vapor and oral nicotine products, which are sold in markets outside the U.S. Since 2008, PMI has invested more than USD 9 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. The U.S. Food and Drug Administration (FDA) has authorized the marketing of a version of PMI’s IQOS Platform 1 device and consumables as a Modified Risk Tobacco Product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. As of December 31, 2021, PMI's smoke-free products are available for sale in 71 markets, and PMI estimates that approximately 15.3 million adults around the world have already switched to IQOS and stopped smoking. With a strong foundation and significant expertise in life sciences, in February 2021 PMI announced its ambition to expand into wellness and healthcare areas and deliver innovative products and solutions that aim to address unmet patient and consumer needs. For more information, please visit www.pmi.com and www.pmiscience.com.
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